UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) April 29, 2004

                                EMCOR GROUP, INC.
             (Exact name of registrant as specified in its charter)



      Delaware                       0-2315                11-2125338
      --------                       ------                ----------
(State or other jurisdiction of   (Commission File       (I.R.S. Employer
incorporation or organization)        Number)           Identification No.)


  301 Merritt Seven Corporate Park
         Norwalk, Connecticut                                 06851
(Address of principal executive offices)                    (Zip code)



(Registrant's telephone number, including area code)      203-849-7800

Item 7.  Financial Statements and Exhibits

(c)      Exhibits.

         Exhibit No.                         Description of Exhibit

         99.1                                Press Release dated April 29, 2004

Item 12. Results of Operations and Financial Condition

     On April 29, 2004, EMCOR Group, Inc. issued a press release disclosing the results of operations for the fiscal 2004 first quarter ended March 31, 2004. A copy of this press release is attached as Exhibit 99.1.

                                 EXHIBIT INDEX

Exhibit No.                        Description
-----------                        -----------

99.1                               Press release issued by EMCOR Group, Inc.
                                   on April 29, 2004

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                              EMCOR Group, Inc.

                                 By:       /s/ Frank T. MacInnis
                                           ---------------------
                                               Frank T. MacInnis
                                     Chairman of the Board of Directors,
                                    Chief Executive Officer and President

Date:         April 29, 2004

             EMCOR GROUP, INC. REPORTS 2004 FIRST QUARTER RESULTS


NORWALK, CONNECTICUT, April 29, 2004 - EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2004.

Net income for the 2004 first quarter was $5.7 million, or $0.37 per diluted share, compared with net income of $3.3 million, or $0.21 per diluted share, in the first quarter of 2003. Revenues in the first quarter of 2004 totaled $1.11 billion versus revenues of $1.06 billion in the year ago period, representing organic growth of 4.5%.

The Company reported an operating loss for the first quarter of 2004 of $5.0 million, including restructuring expenses, compared to operating income of $7.6 million in the first quarter of last year. Selling, general and administrative expenses ("SG&A") for the 2004 first quarter were $101.0 million, or 9.1% of revenues, versus $109.2 million, or 10.3% of revenues a year ago.

Included in the Company's 2004 first quarter results are approximately $5.2 million in restructuring expenses, primarily related to its recently announced management realignment and related initiatives, and a $9.6 million reversal of income tax reserves no longer required based on a current analysis of probable exposures. The effective income tax rate applicable for the 2004 first quarter was 42.0% compared to 44.0% for the 2003 first quarter.

The Company's contract backlog at March 31, 2004, was $3.08 billion, compared to $3.09 billion at the end of the first quarter of 2003. The Company's backlog reflects a planned reduction in construction projects undertaken as the Company continues to conserve capacity in advance of an anticipated recovery in the private sector market. The reduction in construction related backlog was mostly offset by a backlog increase in the Company's facilities services business.


                                    - MORE -

EMCOR Announces 2004 First Quarter Results                                Page 2


Frank T. MacInnis, Chairman and CEO of EMCOR Group, stated, "As we last reported, we are optimistic that a generally improving economy, combined with the restructuring actions we have taken, should lift EMCOR's prospects for 2004, particularly in the second half of the year. While our first quarter results reflect both the ongoing impact of public sector work on our overall profitability and the expected typical seasonal slowness in discretionary, small project work, we see increases in revenues and backlog levels within our facilities services operations, as we continue to win business in this growing market. While new management at our UK operations has made good progress in turning this business around, the UK business generated a small loss for the quarter. We continue to evaluate our options regarding all or part of these operations."

Mr. MacInnis added, "Against the current market backdrop, we remained focused on controlling our cost structure and managing our working capital. As a result of our efforts, we were able to lower SG&A expense by 7.5% in the first quarter as compared to the first quarter of 2003. We also maintained our financial strength, reducing our ratio of debt to total capitalization to 18.5%."

Mr. MacInnis concluded, "As we move into the second quarter, we are beginning to see more evidence of improving market dynamics, particularly in the area of discretionary, small project spending, which has contributed positively to our results in the past. EMCOR is well positioned to benefit from improvements in this market, as we enter the seasonally stronger warmer months. Assuming a continued recovery in the overall economy, we believe that demand for larger private sector capital projects will gradually improve during the second half of the year. Given these dynamics, we continue to expect revenues to be between $4.3 and $4.4 billion for 2004, while 2004 earnings per share on a diluted basis are now expected to be between $2.15 and $2.75. This increase in anticipated GAAP earnings reflects tax accrual adjustments reported in the first quarter, together with 2004 actual and anticipated restructuring charges of $6.0 million. Our expectations for the financial results for our construction and facilities services operations remain unchanged from our previous guidance."

EMCOR  Group,   Inc.  is  a  worldwide   leader  in  mechanical  and  electrical
construction services and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

EMCOR Group's first quarter conference call will be available live via Internet broadcast today, Thursday, April 29, at 10:30 AM Eastern Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.


                                     MORE -

EMCOR Announces 2004 First Quarter Results                                Page 3


     This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management's perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, project mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, increased competition, unfavorable labor productivity, mix of business, and risks associated with foreign operations. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2003 Form 10-K, its Form 10-Q for the first quarter ended March 31, 2004, and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.


                            -FINANCIAL TABLES FOLLOW-

                                EMCOR GROUP, INC.
                              FINANCIAL HIGHLIGHTS
             (In thousands, except share and per share information)
                                   (Unaudited)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                     For the Quarters Ended
                                                            March 31,
                                                -------------------------------
                                                   2004                  2003
                                                   ----                  ----

Revenues                                        $1,109,086           $1,061,030
Cost of sales                                    1,007,923              944,261
                                                ----------           ----------

Gross profit                                       101,163              116,769
Selling, general and administrative expenses       101,001              109,175
Restructuring expenses                               5,179                   --
                                                ----------           ----------

Operating (loss) income                             (5,017)               7,594
Interest expense, net                               (1,678)              (1,802)
                                                ----------            ----------
(Loss) income before income taxes                   (6,695)               5,792
Income tax (benefit) provision                     (12,412)               2,536
                                                ----------           ----------
Net income                                      $    5,717           $    3,256
                                                ==========           ==========




Basic earnings per share                        $     0.38           $     0.22
                                                ==========           ==========

Diluted earnings per share                      $     0.37           $     0.21
                                                ==========           ==========

Weighted average shares of
 Common Stock outstanding:

    Basic                                       15,057,308           14,925,551
    Diluted                                     15,462,941           15,441,581

                                EMCOR GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)



                                                     March 31, 2004     Dec. 31,
                                                       (Unaudited)       2003
                                                     --------------    ---------
   ASSETS
   Current assets:
   Cash and cash equivalents                           $   52,996     $   78,260
   Accounts receivable, net                             1,042,265      1,009,170
   Costs and estimated earnings in excess of billings
     on uncompleted contracts                             238,266        249,393
   Inventories                                             10,083          9,863
   Prepaid expenses and other                              43,153         42,470
                                                       ----------     ----------
     Total current assets                               1,386,763      1,389,156

   Investments, notes, and other long-term receivables     25,908         26,452
   Property, plant & equipment, net                        62,843         66,156
   Goodwill                                               279,304        277,994
   Identifiable intangible assets, net                     21,365         22,226
   Other assets                                            13,157         13,263
                                                       ----------     ----------
   Total assets                                        $1,789,340     $1,795,247
                                                       ==========     ==========


   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
   Borrowings under working capital credit line        $  118,400      $ 139,400
   Current maturities of long-term debt and capital
     lease obligations                                        312            367
   Accounts payable                                       444,959        451,713
   Billings in excess of costs and estimated earnings
     on uncompleted contracts                             377,824        345,207
   Accrued payroll and benefits                           127,949        131,623
   Other accrued expenses and liabilities                  95,231        110,147
                                                       ----------     ----------
     Total current liabilities                          1,164,675      1,178,457

   Long-term debt and capital lease obligations               536            561
   Other long-term obligations                             97,977         94,873
   Total stockholders' equity                             526,152        521,356
                                                       ----------     ----------
   Total liabilities and stockholders' equity          $1,789,340     $1,795,247
                                                       ==========     ==========


                                               ###